As filed with the Securities and Exchange Commission on January 17, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Goldman Sachs Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4019460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Street New York, NY	10282
(Address of Principal Executive Offices)	(Zip Code)

The Goldman Sachs Asset Management Performance Plan (2019)

(Full title of the plan)

Matthew E. Tropp

The Goldman Sachs Group, Inc.

200 West Street

New York, New York 10282

(Name and address of agent for service)

(212) 902-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934 as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Obligation (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations under The Goldman Sachs Asset Management Performance Plan (2019)	$125,000,000	100%	$125,000,000	$16,225

(1)

The Deferred Compensation Obligations under The Goldman Sachs Asset Management Performance Plan (2019) (the “Plan”) are unsecured obligations of The Goldman Sachs Group, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Plan, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this registration statement on Form S-8 (this “Registration Statement”) by reference:

(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(b)    the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

(c)    the Registrant’s Current Reports on Form 8-K filed January 16, 2019 (excluding “furnished” and not “filed” information), February 1, 2019, February 20, 2019, March 1, 2019, April 15, 2019 (excluding “furnished” and not “filed” information), May 3, 2019, June 12, 2019, June 17, 2019, June 27, 2019, July 16, 2019 (excluding “furnished” and not “filed” information), August 23, 2019, September 3, 2019, September 16, 2019, October 15, 2019 (excluding “furnished” and not “filed” information), November 12, 2019, November 15, 2019, January 7, 2020 and January 15, 2020 (excluding “furnished” and not “filed” information).

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement subsequently incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This summary is subject to and qualified in its entirety by reference to the terms of the Plan, which is filed as an exhibit to this Registration Statement. Under the Plan, the Registrant may provide eligible employees with awards of phantom units or other fund-unit based awards that represent an unsecured and unfunded promise by the Registrant to deliver cash equal to the fair market value of the underlying investment fund or other investment vehicle, in each case, as designated by the committee appointed by the Board to administer the Plan (the “Committee”) in accordance with the terms of the Plan (the “Obligations”). Each employee participating in the Plan (a “Participant”) is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors. A Participant will not have any interest in any fund or in any specific asset of the Registrant of any kind by reason of any phantom unit award granted to the Participant under the Plan and the Participant shall not have any rights as a shareholder of the Registrant or otherwise as a limited partner, shareholder, member or other investor in the applicable fund corresponding to such phantom units. The Registrant and its subsidiaries and affiliates have no obligation to invest amounts corresponding to a grantee’s award (including, without limitation, in the fund corresponding to a phantom unit). If the Registrant or its subsidiaries and affiliates invest amounts corresponding to awards in any fund, such investment will not confer on the grantee any right or interest in such fund. The Participant will have no ownership or other interest in any financial or other instrument or arrangement that the Registrant may acquire or enter into to hedge its obligations under the Plan.

Each Participant’s Obligation will be adjusted to reflect the fair market value of the underlying fund units, and the Registrant reserves the right to allocate to Participants, in such manner as it deems appropriate, and Participants may be required to pay to the Registrant, any fees, expenses or other amounts that may be incurred by the Registrant in connection with the Plan. The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the underlying funds. Unless the Committee determines otherwise, all payments under the Plan to a Participant shall be made in cash.

Pursuant to the Plan, the Committee may grant, either alone or in connection with any other award, a dividend equivalent right. A dividend equivalent right represents an unfunded and unsecured promise of the Registrant to pay to the Participant (including, to the extent permitted under applicable law, through credit of additional phantom units) amounts equal to all or any portion of the regular cash dividends or other similar distribution that would be paid on fund units covered by an award if such fund units had been delivered pursuant to an award.

The Committee will determine the vesting schedule, which shall be set forth in the Participant’s award agreement, as well as any other restrictions, to which the Obligations held by a Participant are subject (which may include, without limitation, the effects of termination of employment and cancellation of the Obligations under specified circumstances). The Committee may also establish other terms and conditions applicable to the Obligations.

Except in limited circumstances that may be expressed in an award agreement or that the Committee may determine in the future, no award (or any rights and obligations thereunder) may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution. Further, all awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative.

Unless otherwise provided in the Plan or an award agreement, the Registrant reserves the right to suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any grantee of an award. The Committee may amend the Plan to reflect changes in applicable law (whether or not the rights of the grantee of such award are adversely affected, unless otherwise provided in such award agreement). Unless otherwise provided in an award agreement, the Committee may amend any outstanding award agreement in any respect, whether or not the rights of a Participant is adversely affected, including, without limitation, accelerating the time or times at which the award becomes vested, accelerating the time or times at which payment in respect of an award is made, waiving or amending any goals, restrictions or conditions set forth in such award agreement or imposing new goals restrictions and conditions, or freezing the amount payable under the award.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Obligations offered hereby has been passed upon by Sullivan & Cromwell, LLP. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant’s by-laws provides for indemnification by the Registrant of any person who is or was a director or officer of the Registrant, or is or was a member of the Shareholders’ Committee acting pursuant to the Amended and Restated Shareholders’ Agreement (as described in Exhibit 10.6 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2018). The by-laws also provide that the Registrant must advance expenses to a director or an officer appointed by resolution of the board of directors and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. The bylaws exclude from the indemnification and reimbursement provisions any action initiated by a director or officer appointed by resolution of the board of directors, other than an action to enforce the bylaws, a counterclaim or cross claim initiated by another person, or as approved by the board.

To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more persons, including without limitation any one or more employees or other agents of the Registrant, or one or more directors, officers, employees and other agents of any subsidiary or any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, with any such rights subject to the terms, conditions and limitations established pursuant to a resolution by the board of directors of the Registrant. The Registrant has entered into agreements with certain directors, officers and employees who have been asked to serve in specified capacities at subsidiaries and other entities.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Registrant’s restated certificate of incorporation provides for such limitation of liability.

Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Under the Plan, no member of the Registrant’s board of directors and the Committee and no employee of the Registrant and its subsidiaries and affiliates shall have any liability to any person (including a Participant) for any action taken or omitted to be taken or any determination made in good faith. Each of the foregoing persons shall be indemnified against any loss, cost, liability or expense (including attorneys’ fees) imposed on or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or involved by reason of any action taken or omitted to be taken under the Plan or any award agreement pursuant to the Plan, as well as all amounts paid, with the Registrant’s approval, in settlement thereof or paid in satisfaction of any judgment.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Certain of the following exhibits, as indicated, were previously filed as exhibits to reports filed by The Goldman Sachs Group, Inc. under the Exchange Act and are hereby incorporated by reference to such reports. The Goldman Sachs Group, Inc.’s Exchange Act file number is 001-14965.

Exhibit Number	Description	Location

4.1	The Goldman Sachs Asset Management Performance Plan (2019).	Filed as exhibit hereto.

4.2	Restated Certificate of Incorporation of The Goldman Sachs Group, Inc., as amended to date.	Filed as Exhibit 3.2 to The Goldman Sachs Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

4.3	Amended and Restated By-Laws of The Goldman Sachs Group, Inc., as amended to date.	Filed as Exhibit 3.2 to The Goldman Sachs Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

5	Opinion of Sullivan & Cromwell LLP regarding the validity of the securities being registered.	Filed as exhibit hereto.

15	Letter of Awareness from PricewaterhouseCoopers LLP.	Filed as exhibit hereto.

23.1	Consent of Sullivan & Cromwell LLP.	Included in Exhibit 5.

23.2	Consent of PricewaterhouseCoopers LLP.	Filed as exhibit hereto.

24	Powers of Attorney.	Included in signature pages

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 17th day of January, 2020.

The Goldman Sachs Group, Inc. (Registrant)

By:	/s/ Stephen M. Scherr
	Name:	Stephen M. Scherr
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints David M. Solomon, Stephen M. Scherr, Sheara J. Fredman, Karen P. Seymour, Deborah R. Beckman, and Michael J. Perloff (so long as each such individual is an employee of The Goldman Sachs Group, Inc. or an affiliate of The Goldman Sachs Group, Inc.), and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 17th day of January, 2020.

Signature	Title

/s/ David M. Solomon	Director, Chairman and Chief Executive Officer (Principal Executive Officer)
David M. Solomon

/s/ M. Michele Burns	Director
M. Michele Burns

/s/ Drew G. Faust	Director
Drew G. Faust

/s/ Mark A. Flaherty	Director
Mark A. Flaherty

/s/ Ellen J. Kullman	Director
Ellen J. Kullman

/s/ Lakshmi N. Mittal	Director
Lakshmi N. Mittal

/s/ Adebayo O. Ogunlesi	Director
Adebayo O. Ogunlesi

/s/ Peter Oppenheimer	Director
Peter Oppenheimer

/s/ Jan E. Tighe	Director
Jan E. Tighe

/s/ David A. Viniar	Director
David A. Viniar

/s/ Mark O. Winkelman	Director
Mark O. Winkelman

Signature	Title

/s/ Stephen M. Scherr	Chief Financial Officer (Principal Financial Officer)
Stephen M. Scherr

/s/ Sheara J. Fredman	Chief Accounting Officer (Principal Accounting Officer)
Sheara J. Fredman